<SEQUENCE 2>

                              EXHIBIT 21

                   SUBSIDIARIES OF VALLEY FORGE SCIENTIFIC CORP.


1. Diversified Electronics Company, Inc., a Pennsylvania corporation.

2.   Valley Consumer Products, Inc.,  a New Jersey corporation.